EXHIBIT 23.2

Consent of Independent Auditors

We consent to incorporation by reference in the registration statement (No. 333-97425) on Form S-8 of Anthem, Inc. of our report dated June 21, 2002, relating to the statement of net assets available for benefits of the Employees’ 401(k) Thrift Plan of Trigon Insurance Company as of December 31, 2001, which report is included in this annual report on Form 11-K.

/s/    KPMG LLP

Richmond, Virginia

June 23, 2003

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